www.TractorSupply.com

TRACTOR SUPPLY PROVIDES SECOND QUARTER 2020 OUTLOOK AND ANNOUNCES STRATEGIC INVESTMENTS TO POSITION COMPANY FOR LONG-TERM SUCCESS
•	Updates Second Quarter Business and Financial Outlook Including Expected Record-Breaking Sales and Earnings and Comparable Store Sales Growth of 20% to 25%
•	Raises Frontline Team Member Compensation Permanently and Adds New Benefits for Part-Time Team Members; Appreciation Bonus Continued Through June 27
•	Announces Launch of Redesigned Website and First Mobile App

Brentwood, TN, May 26, 2020 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today provided its financial outlook for the second quarter of 2020, along with the announcement of strategic investments in its Team Members and consumer-shopping experience.

“Over the past few months, Tractor Supply has remained focused on our Team Members, customers and communities. We have taken more than 100 actions in response to the COVID-19 pandemic with an emphasis on the health and safety of our Team Members and customers, while enhancing our capabilities to better serve the essential needs of our customers. Our outlook for record-breaking sales and earnings in the second quarter demonstrates the potential for Tractor Supply to emerge stronger than before as we continue to gain market share and build our business for the future,” said Hal Lawton, Tractor Supply’s President and Chief Executive Officer.

“Today, we have a unique opportunity to grow our business as we roll out new technology and services while capitalizing on our product categories and convenient shopping format. Continuing to build our relationships across our customer base is a top priority for us as we are growing share with existing and new customers, while also reengaging lapsed customers. The investments we are making in our Team Members and new technology and services are done with a commitment to disciplined financial returns and profitable growth as we look for these strategic investments to be offset over time by increased sales, improved gross margin opportunities and cost savings in other areas.”

Second Quarter 2020 Outlook
Building on the momentum in its business in the first quarter of 2020, Tractor Supply continues to experience record sales across its channels, product categories and geographic regions. The Company’s e-commerce business has experienced substantial growth quarter-to-date with many customers choosing Buy Online, Pickup At Store and the new contactless curbside delivery option. While there is still a significant portion of the second quarter ahead, the Company currently forecasts net sales growth of 24% to 29% and comparable store sales growth of 20% to 25%. The Company’s gross profit performance continues to be strong with gross margin expansion anticipated for the second quarter. For the second quarter, the net incremental operating expenses related to the COVID-19 pandemic are estimated to be at the high end of the Company’s previous guidance range of $30 million to $50 million. Diluted earnings per share for the second quarter is forecasted to be in the range of $2.45 to $2.65.

The Company will release its second quarter 2020 earnings news release before the market opens on Thursday, July 23, 2020. The Company will hold its second quarter 2020 earnings conference call that day at 9:00 a.m. CT / 10:00 a.m. ET, hosted by Hal Lawton, President and Chief Executive Officer, and Kurt Barton, Executive Vice President – Chief Financial Officer. This event will be webcast live at IR.TractorSupply.com.

Investments in Team Members
Tractor Supply Team Members are the heart of its relationship with its customers, and they have gone above and beyond to support one another and our customers during the COVID-19 pandemic.

In this unprecedented time, Tractor Supply has taken significant actions to support its Team Members including additional COVID-19 paid medical leave, 100% coverage of COVID-19 testing and treatment under its medical plan, and the payment of incremental appreciation bonuses estimated to be approximately $30 million between March 16 to June 27. In addition, frontline Team Members at stores are on track to achieve a record payout of sales bonuses with nearly all store teams anticipated to receive sales bonuses in the quarter. As part of the Company’s most ambitious hiring initiative ever, more than 4,000 new Team Member positions have been added over the last six weeks.

As Tractor Supply continues to prioritize the care of its Team Members both during the COVID-19 pandemic and long term, the Company announces the following enhancements to its compensation and benefits for its Team Members:

•Appreciation bonuses of $2 per hour for all frontline hourly Team Members in stores and distribution centers will be continued through June 27, and Store Managers will receive an incremental $1,000 bonus.
•Permanent wage increases for Tractor Supply and Petsense Team Members across its nearly 2,100 stores and eight distribution centers will go into effect on June 28, including a minimum of $1 per hour raise for all hourly Team Members.
•More than 2,000 frontline salaried managers, including Tractor Supply Store Managers and Distribution Center Managers, will receive annual restricted stock units.

Additionally, the Company will now offer a new benefit package for part-time Team Members, including medical, vision and dental coverage, paid sick time and life insurance.

The anticipated impact of the permanent benefit changes is estimated to be approximately $55 million in incremental compensation annually.

Investments in Enhanced Consumer Shopping Experience
In light of COVID-19 and changing customer shopping behaviors, Tractor Supply has accelerated previously planned investments in technology to provide a more convenient omnichannel shopping experience through its redesigned e-commerce site and a new mobile app.

Over the course of the second quarter, the Company is relaunching its website at www.TractorSupply.com. The new website will position the Company for rapid digital growth by leveraging a modern web architecture including a docker and containerization strategy that will be enabled by Microsoft Azure, HCL, Redhat and SOLR. The new website will enhance and simplify the e-commerce journey for the customer and give Tractor Supply the ability to introduce new digital capabilities into the market much more quickly. As customers continue to utilize omnichannel conveniences, such as contactless curbside pickup for Buy Online, Pickup At Store and same-day delivery, the relaunched site will help to ensure Tractor Supply can deliver on their expectations.

Additionally, Tractor Supply will launch its first-ever mobile app in late June. This app will be built in a React Native open source mobile application framework, initially created by Facebook which is a leading industry framework for mobile apps. The benefit of the solution will support the ability to deploy a common code base across Android and iOS devices, which will allow Tractor Supply to improve its time to market with new capabilities. The app features the Company’s Neighbor’s Club loyalty program with a focus on personalized and more intuitive shopping experiences, including integration of contactless curbside pickup for Buy Online, Pickup At Store. With more than 70% of the Company’s e-commerce traffic coming from mobile devices, the app will provide a better customer experience and additional functionality. The Company anticipates iterative releases of the app to continuously add new capabilities and improve the customer experience. Once issued, the Tractor Supply app will be available in the Apple and Android app stores.

COVID-19 Update
As an essential, needs-based retailer, Tractor Supply continues to take multiple actions to assist its Team Members, customers and communities with the impact of COVID-19. With a focus on the health and safety of its Team Members and customers, Tractor Supply has implemented the following measures over the past several weeks:

•Provided increased personal protective equipment for Team Members;
•Instituted temperature checks for Team Members;
•Implemented a wellness self-check for all Team Members, including a reminder at each daily clock-in;
•Installed plexiglass barriers at cashier stands;
•Added a dedicated greeter at each store to assist with social distancing and increased sanitization;
•Installed social distancing signage;
•Instituted additional sanitizing protocols;
•Enhanced its medical coverage for Team Members with the addition of 100% coverage of COVID-19 testing and medical treatment under its medical plan;
•Waived cost-sharing for telehealth visits for any reason under the Company’s medical plan, helping Team Members limit potential exposure in physician offices and giving needed relief to medical facilities;
•Donated $500,000 to the existing Tractor Supply Employee Assistance Fund to assist Team Members most impacted by COVID-19;
•Established the Tractor Supply Company Foundation with a donation of $1.5 million committed to the growth and development of rural areas with an initial focus on COVID-19 recovery efforts; and
•Contributed $250,000 to the New York State COVID-19 First Responders Fund.

Tractor Supply continues to offer extended paid sick leave of up to two weeks for all Team Members affected by COVID-19. Team Members who self-report contagious, flu or COVID-19 symptoms that keep them out of work; are part of a mandated or self-imposed quarantine; are impacted by the temporary closing of a location due to the outbreak; or have a confirmed case of COVID-19 will continue to be paid during that time.

Additionally, Tractor Supply has prioritized capital spending to accelerate initiatives to enhance safety and convenience for customers, including upgraded Buy Online, Pickup At Store capabilities; Buy Online, Deliver From Store across 100% of its stores; Contactless Curbside Pickup; Contactless Payment; and additional Mobile POS devices in all stores. All of these initiatives have been commenced or accelerated in the last 60 days.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle. With more than 33,000 Team Members, the Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At March 28, 2020, the Company operated 1,863 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At March 28, 2020, the Company operated 180 Petsense stores in 26 states. For more information on Petsense, visit www.Petsense.com.

Forward-Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, market share, estimated results of operations, including, but not limited to, operating margins, net income and net and comparable store sales, expenses and capital expenditures. Other factors affecting future results include the ability to realize expected benefits from investments in technology and services, marketing, merchandising and strategic initiatives and new store and distribution center openings and expenses in future periods, including incremental costs associated with COVID-19. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to results of the full second quarter of 2020, including the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, including the effects of COVID-19, the effects that “shelter in place” or other similar mandated or suggested social distancing protocols could have on the business, the timing and acceptance of new products and services in the stores, the timing and mix of goods sold, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, carrier rates and fuel costs, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on the business, competition, including competition from online retailers, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims (including claims from customers or Team Members related to COVID-19), changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies (including those described in this press release), the failure of customer-facing technology systems, business disruption including disruptions in the supply chain including as a result of the implementation of new supply chain technologies, effective tax rate changes, including expected effects of the Tax Cuts and Jobs Act, and results of examination by taxing authorities, the imposition of tariffs on imported products or the disallowance of tax deductions on imported products, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.